Exhibit 99.1

VIASPACE CEO TO PRESENT AT DUTTON ASSOCIATES’ “RECOGNIZING OPPORTUNITY” SMALLCAP CONFERENCE

PASADENA, CA.—March 27, 2006—VIASPACE Inc. (OTC.BB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that the Company will present at Dutton Associates’ “Recognizing Opportunity” SmallCap Conference being held in San Francisco, CA on Tuesday, March 28, 2006. Dr. Carl Kukkonen, Chief Executive Officer of VIASPACE, will provide an update on business activities and recent developments.

The conference will take place at the St. Regis Hotel in San Francisco, CA on Tuesday, March 28th from 7:45 a.m. to 5 p.m. Dr. Kukkonen will make one ten-minute presentation at 9:06 a.m. PST, which will be Webcast and available on www.jmdutton.com. A replay of the Webcast will be made available subsequent to the presentation. In the afternoon, Dr. Kukkonen will present to small, informal groups of investment professionals during two breakout sessions. For more conference information and registration, visit www.jmdutton.com.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, information and computational technology. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, or contact Investor Relations at (888) 359-9558, or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

About Dutton Associates
Dutton Associates, an international issuer-paid equity research firm, offers independent, fundamental research on over 120 small cap public companies. The company’s 29 analysts are primarily CFA charterholders with, on average, over 20 years of experience at the major securities firms. For more information, visit www.jmdutton.com.